UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): February 16, 2001


                        VENTURE TECH, INC.
      (Exact Name of Registrant as Specified in its Charter)


       IDAHO                  1-15679                87-0462258
   State or Other           (Commission            (IRS Employer
   Jurisdiction)            File Number)           Identification
                                                    Number)

 1055 West 14th Street, Suite 500, North Vancouver, B.C. V7P 3P2
(Address of Principal Executive Offices and Principal Place of Business)

Registrant's Telephone Number, Including Area Code: (604) 990-9889






                        VENTURE TECH, INC.

                             FORM 8-K

Item 2.  Acquisition or Disposition of Assets

     On February 16, 2001, Venture Tech, Inc. (the "Company") announced the acquisition of Gamecasters, Inc. ("Gamecasters"), a Nevada Corporation. Pursuant to the terms of the acquisition, the Company is acquiring all of the outstanding common stock and 40% of the outstanding preferred stock of Gamecasters. In exchange for the Gamecasters shares, the Company will issue 20,000,000 shares of authorized, but previously unissued common stock, and 10,000,000 shares of authorized, but previously unissued preferred stock. In addition, the Company will issue stock purchase warrants for the purchase of 20,000,000 shares of the Company's preferred stock ("Preferred Share Warrants"). The Preferred Share Warrants are exercisable for a period of five years at the exercise price of $.50 per share. Each preferred share will be convertible into 10 shares of common stock. At the time of the offer to acquire Gamecasters shares on December 27, 2000, the Company's common stock was trading at $.05 per share and there was a total of 44,469,622 common shares issued and outstanding.

     Gamecasters owns a large variety of video gaming equipment, certain intellectual property rights and proprietary CyberTrak technology designed for use in Family Entertainment Centers ("FEC's") and video arcades. The equipment is currently located at Cyberdome Entertainment, Inc., ("Cyberdome") an FEC located in Ottawa, Ontario, Canada. Gamecasters provides the equipment and the use of its other assets in exchange for a major share of the total revenue generated from the Cyberdome operation. Cyberdome has also agreed to participate in the Gamecasters Players Club, a membership based organization that intends to operate both online and offline. The Players Club provides members with discounted interactive entertainment opportunities at affiliated online and offline partner sites.

  In addition to the above terms of the acquisition, the Company acquired 4,000,000 shares of outstanding Gamecasters preferred stock from Eric Hutchingame, presently Chief Executive Officer of Gamecasters. The 4,000,000 preferred shares represents the balance of Gamecasters shares not otherwise acquired from Gamecasters shareholders. The Company acquired the preferred shares in exchange for the assignment to Mr. Hutchingame of all Cyberdome indebtedness to the Company, totaling approximately $232,000.

  On November 12, 1999, the Company and Cyberdome entered into a memorandum of understanding (the "MOU") whereby the Company was to acquire Cyberdome on terms to be negotiated by the parties. In connection with the MOU, the Company agreed to provide loans to Cyberdome, secured by the equipment and a guarantee of Hutchingame Growth Capital, owned and operated by Mr. Hutchingame, prior to the acquisition.

  Following a period of due diligence, management concluded that there were certain impediments that made the acquisition not prudent for the Company. In response to Venture Tech's continued interest in the revenue streams offered by Cyberdome, Mr. Hutchingame incorporated Gamecasters, which acquired certain video games and equipment. Gamecasters then entered into a long term revenue sharing agreement with Cyberdome in exchange for the use of Gamecasters' equipment. Gamecasters also acquired marketing rights, know-how, intellectual property and technology that were deemed essential for growing an interactive entertainment enterprise. As a consequence, Gamecasters provided all the benefits of acquiring Cyberdome without any of the perceived legal or financial impediments. In addition, Gamecasters brought to the Company technology, rights and intellectual property that Cyberdome did not possess.




  The Company's Board of Directors has announced that two directors, Craig Bampton and Michael Cartmel have tendered their resignations as directors and executive officers. They will be replaced on the Board by Eric Hutchingame, presently C.E.O. of Gamecasters, and William Baker, presently C.E. O. of the Company.


Item 7.  Financial Statements and Exhibits.

  Financial statements required under this Item 7(a) and Item
7(b) will be filed upon completion but no later than sixty (60) days from the date this report is required to be filed as provided in Item 7(a)(4).

  (c)  Exhibits included herewith:

       Exhibit 2.1    Offer to Shareholders of Gamecasters, Inc.







                            SIGNATURES


  In accordance with the requirements of the Securities Exchange
Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                     Venture Tech, Inc.



Date:   March 2, 2001          By:   /S/ William Baker
                                     William Baker,
                                     Chief Executive Officer